Exhibit 99.1

Contact:	Sam Brown Inc. (media)
Adolor Corporation	Mike Beyer (773) 463-4211
Lizanne Wentz
Corporate Communications
(484) 595-1500

GlaxoSmithKline
UK Media
Gwenan White
(020) 8047 5505

US Media
Nancy Pekarek
(919) 483-2839

GSK and Adolor Update Alvimopan (Entereg/Entrareg®) Development Program

—Complete Response to the POI Approvable Letter Now Targeted for 3Q 2007—

LONDON, UK AND EXTON, PA, JUNE 11, 2007 - GlaxoSmithKline (LSE and NYSE:GSK) and Adolor Corporation (Nasdaq:ADLR) today provided an update on the alvimopan (Entereg/Entrareg®) development program.

The U.S. Food and Drug Administration (FDA) has requested that additional data be submitted as part of the complete response to the November 6, 2006 approvable letter for alvimopan in postoperative ileus (POI). These additional data include the final results of Study 101684, an extension of the Phase 2b Study 008 of alvimopan in cancer pain patients with opioid-induced bowel dysfunction (OBD), further analysis of results from Study 014 and the final study reports from the two-year carcinogenicity studies in rats and mice, which were conducted to support the OBD indication. The FDA also requested safety data from Adolor’s co-administered study of alvimopan (alvimopan/hydrocodone/APAP), Study 228, as part of the complete response. Adolor has discontinued Study 228 to enable final data collection and analysis.

The FDA has placed the alvimopan Investigational New Drug Applications (INDs) on clinical hold pending submission and analysis of the requested information and notification by the FDA that clinical studies with alvimopan may resume. GSK and Adolor currently have no studies ongoing with alvimopan.

“We are working closely with GSK to complete analyses of these studies and satisfy all requests for data for our complete response,” said Michael R. Dougherty, president and chief executive officer of Adolor. “We now expect that this submission will occur in the third quarter of 2007.”

GSK anticipates providing an update on the development plan for alvimopan in OBD in the third quarter of 2007.

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

About GlaxoSmithKline

GlaxoSmithKline is one of the world’s leading research-based pharmaceutical and healthcare companies and is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For more information, visit GlaxoSmithKline on the World Wide Web at www.gsk.com.

Adolor Forward-Looking Statements

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the alvimopan Investigational New Drug Applications (INDs) remain on clinical hold indefinitely; the risk that Adolor may not receive regulatory approval of Entereg® (alvimopan) for POI, OBD, or any other indication; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that a risk management plan could materially adversely affect the commercial prospects for Entereg, if regulatory approval is achieved; the risk that Adolor may not obtain FDA approval for Entereg in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the Entereg studies, changing regulatory requirements, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the Entereg studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any Entereg studies; the risk that regulatory approvals for the use of Entereg in OBD are not achieved; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including Entereg, are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of Entereg; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

GlaxoSmithKline Forward-Looking Statements

Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under ‘Risk Factors’ in the Business and Prospects in the company’s Annual Report on Form 20-F for 2006.